                                                                    EXHIBIT 10.2

                                 OEM AGREEMENT

                 THIS OEM AGREEMENT (the "Agreement") is made and entered into as of the 15th day of July, 1996 (the "Effective Date"), between CARDIOVASCULAR DYNAMICS, INC. ("CVD" as defined below), a California corporation, and MEDTRONIC, INC. (as defined below, "Medtronic"), a Minnesota corporation.

                                  WITNESSETH:

                 WHEREAS, CVD is engaged in the business of developing and manufacturing medical devices including angioplasty balloon catheters and related devices and components (as defined below, the "Products"); and

                 WHEREAS, Medtronic is engaged in the business of developing, manufacturing, and marketing of a variety of medical devices worldwide; and

                 WHEREAS, CVD and Medtronic desire to enter into this Agreement whereby CVD will manufacture finished products and Medtronic will distribute and sell products.

                 NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS
                                  -----------

                 1.1)     Specific Definitions.  As used in this Agreement, the
following terms have the meanings set forth or referenced below:

"Affiliate" of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.
"Control" shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

"Commercial Release" of a Product means receipt of all necessary regulatory approvals for full commercial sale of such Product in a market.

"Confidential Information" means know-how, trade secrets, and unpublished information disclosed (whether before or during the term of this Agreement) by one of the parties (the

"disclosing party") to the other party (the "receiving party") or generated under this Agreement, excluding information which:

                 (a) was already in the possession of receiving party prior to its receipt from the disclosing party (provided that the receiving party is able to provide the disclosing party with reasonable documentary proof thereof);

                 (b) is or becomes part of the public domain by reason of acts not attributable to the receiving party;

                 (c) is or becomes available to receiving party without restriction from a source other than the disclosing party which source, to the best of receiving party's knowledge, has rightfully obtained such information and has no obligation of nondisclosure or confidentiality to the disclosure party with respect thereto;

                 (d) has been independently developed by the receiving party without breach of this Agreement or use of any Confidential Information of the other party; or

                 (e) has been or must be publicly disclosed by reason of legal, accounting or regulatory requirements beyond the reasonable control, and despite the reasonable efforts of the receiving party; provided that the receiving party uses diligent efforts to limit disclosure and to obtain confidential treatment or a protective order.

                 All Confidential Information disclosed by one party to the other under this Agreement shall be in writing and bear a legend "Company Proprietary," "Company Confidential" or words of similar import or, if disclosed in any manner other than writing, shall be preceded by an oral statement indicating that the information is Company proprietary or confidential, and shall be followed by transmittal of a reasonably detailed written summary of the information provided to the receiving party with identification as Confidential Information designated as above within thirty
(30) days.

"FDA Good Manufacturing Practices" means as defined in 21 Code of Federal Regulations Part 820.

"Field of Use" means the design, manufacture, distribution or sale of catheters for use in the practice of interventional cardiology including the use in coronary applications but specifically not including peripheral or any other applications. Provided, the Field of Use specifically does not include the ability to mount a stent on a Product or package an unmounted stent with a Product.

"Knowledge" means actual knowledge of a fact or the knowledge which such person or its officers or employees could reasonably be expected to have based on reasonable investigation and inquiry.


                                       2.

"Intellectual Property" means all patents, trade names, trademarks, service marks, copyrights, and applications or registrations for any of the foregoing, inventions, discoveries, know-how, trade secrets, data, information, technology, processes, formulas, drawings, designs, computer programs, licenses, and all amendments, modifications, and improvements to any of the foregoing.

"CVD", means Cardiovascular Dynamics, Inc. and its Affiliates.

"Market" means each of the countries or groups of countries were Products may be sold by Medtronic.

"Medtronic" means Medtronic, Inc. and its Affiliates.

"Prime Rate" means, for any calendar quarter, the prime commercial lending rate quoted by Norwest Bank Minnesota, N.A. as in effect on the first day of such quarter.

"Product" or "Products" means the balloon catheters listed on Exhibit A, any improvements thereto, or hereafter jointly developed by the parties and added to Exhibit A by mutual agreement to be used in the Field of Use. For purposes hereof an "improvement" shall include, without limitation, design improvements, quality improvements, or product line extensions (changes in size and shapes or configurations).

"Product Liability" means any liability, claim or expense, including but not limited to attorneys' fees and medical expenses, arising in whole or in part out of a breach of any express or implied product warranty, strict liability in tort, negligent manufacture of product, negligent provision of services, product recall, or any other allegation of liability arising from the design, testing, manufacture, packaging, labeling (including instructions for use), or sale of products.

"Specifications" means the current specifications for the Products, as may be amended from time to time hereafter by written agreement of the parties hereto.

"Term" has the meaning set forth in Section 10.

                 1.2)     Other Terms.  Other terms may be defined elsewhere in
the text of this Agreement and shall have the meaning indicated throughout this Agreement.

                 1.3)     Other Definitional Provisions.

                 (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.





                                       3.

                 (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                 (c) References to an "Exhibit" are, unless otherwise specified, to one of the Exhibits attached to or referenced in this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

                 (d) The term "person" includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

                 (e) The term "Dollars" or "$" shall refer to the currency of the United States of America.

                 (f) All references to time shall refer to Minneapolis, Minnesota time.

                                   ARTICLE 2
                         MANUFACTURE & SALE OF PRODUCTS
                         ------------------------------

                 2.1)     Scope.   CVD hereby agrees to manufacture Product and
sell to Medtronic and Medtronic agrees to purchase from CVD the Products set forth on Exhibit A together with any improvements or replacements added to Exhibit A, subject to all the terms and conditions of this Agreement. CVD represents and warrants to Medtronic that it will not enter into any other agreements permitting the sale of the Products in violation of the terms of this Agreement.

                 2.2)     Co-exclusivity.  Medtronic's rights under this
Agreement shall be co-exclusive in the Field of Use together with CVD, and worldwide (except in markets where CVD already has a distributor relationship as identified on Exhibit D) with respect to each Product during the term of this Agreement and any renewals thereof. In markets where CVD currently has a distributor as identified in Exhibit D, Medtronic may sell Products only if the Product is packaged together with other Medtronic products that contain proprietary or patented Medtronic technology.

Medtronic's distribution rights will remain co-exclusive with respect to such Product unless and until Medtronic fails to meet the purchase Quota for such Product pursuant to Article 6. Such period during which Medtronic's rights for a particular Product are co-exclusive is referred to as the "Co-Exclusive Period". CVD covenants that during the term hereof CVD will not enter into any additional agreements for the sale or distribution of Products in the Field of Use except as permitted in Section 2.5 below.

                 2.3)     Subdistributors.  During the Co-exclusive Period for
a particular Product Medtronic may appoint subdistributors for the sale or distribution of Products in such Market.





                                       4.

Notwithstanding such appointment of subdistributors or delegation of performance to its Affiliates, Medtronic shall remain fully responsible for the performance of all of its covenants and obligations hereunder and the compliance with these terms by such subdistributors. All sales by such subdistributors shall be counted toward Medtronic's purchase quotas under
Article 6.

                 2.4)     CVD Distributors. CVD represents and warrants that
Exhibit D contains a true and complete list of territories areas where CVD has existing Distributors as of the date of this Agreement. Notwithstanding any provisions to the contrary, CVD has the right, at its discretion, to renew any distribution agreement currently in force and to appoint new distributors for any country in the territory. Provided, prior to such renewal or new appointment CVD shall give notice to Medtronic and provide the opportunity for Medtronic to offer a proposal to obtain such distribution rights under terms to be agreed by the parties.

                                   ARTICLE 3
                        GENERAL OBLIGATIONS OF MEDTRONIC
                        --------------------------------

                 3.1)     Marketing.  Medtronic shall use commercially
reasonable efforts to further the promotion, marketing, sale and/or other distribution of Products in Markets in which Medtronic's rights are co-exclusive. Without limiting the generality of the foregoing, Medtronic shall have the following obligations with respect to the marketing and distribution of Products in which Medtronic's distribution rights are co-exclusive:

                 (a) To maintain adequate sales channels to sell and support the Products;

                 (b)      To promote the Products:

                 (c) To inform CVD in writing within a reasonable period of time of all incidents of injury or Product malfunction which are known to Medtronic and involve patients and which would require Medical Device Reporting ("MDR") filings with the FDA; and

                 (d) To work jointly with CVD in the preparation of mutually agreeable Product literature and labeling and operations and technical manuals. CVD shall have primary responsibility for the preparation of promotional and advertising materials for the Product in English and appropriate foreign languages. Medtronic shall bear the incremental costs of preparation of such materials with Medtronic's name or requested changes.

                 3.2)     Quality Control.  Medtronic agrees to follow
reasonable quality control standards with respect to the storage, preservation, sale and use of the Products purchased under this Agreement. Medtronic shall make no representations or warranties concerning such Products other than as made to Medtronic by CVD or as otherwise may be agreed by the





                                       5.

parties. In addition, Medtronic and CVD shall each maintain inventory and sales records with respect to Products purchased under this Agreement in sufficient detail to enable Medtronic to conduct an effective recall of Products if Medtronic determines that such a recall is required or otherwise necessary or appropriate.

                 3.3)     MDR Filings.  As set forth in Section 4 below, CVD
will be responsible for complying with MDR or similar reporting. Medtronic will notify CVD of any event which Medtronic deems, in its sole discretion, requires MDR filing. Medtronic will assist CVD with coordinating the MDR filing.

                 3.4)     Regulatory Approvals.  As set forth in Section 4
below, CVD shall have primary responsibility for obtaining at its expense and in its name any necessary "device" or "medical" regulatory approvals from the U.S. Food and Drug Administration, and applicable regulatory agencies of such other countries. Medtronic shall cooperate fully with CVD in its efforts to obtain any such approvals. To the extent such approvals are requested by Medtronic, Medtronic agrees to pay any incremental costs of such filings or approvals.

                 3.5)     Information.  Medtronic shall upon request from time
to time by CVD provide CVD with information in Medtronic's possession reasonably necessary to enable CVD to discharge its responsibilities hereunder, and Medtronic agrees further to consult with and advise CVD in matters relating to the performance of the responsibilities of CVD hereunder.


                                   ARTICLE 4
                           GENERAL OBLIGATIONS OF CVD
                           --------------------------

                 4.1)     Development, Manufacture and Supply of Products.

                 (a) CVD shall use its best efforts to design and develop the Products, in a form such that the Products comply with the Specifications. CVD shall make all reasonable efforts at its expense to have the initial
Product offerings available to Medtronic in sufficient quantities for a product
launch.  CVD agrees to provide to Medtronic [    *    ] ([*]) catheters by
[ * ], [ * ] ([*]) catheters by [ * ] and thereafter on delivery schedules reasonably requested by Medtronic.

                 (b) CVD shall manufacture and supply the Product in accordance with the Specifications agreed to by the parties. CVD shall be responsible for packaging and sterilization of Products purchased under this Agreement in accordance with Specifications which are mutually satisfactory to the parties. CVD will not unreasonably refuse to incorporate packaging changes requested by Medtronic at Medtronic's expense. CVD will package Product under CVD's or Medtronic's name at the request of Medtronic upon receipt of any Product approvals that may be necessary. Provided, CVD shall have a reasonable amount of time to implement such changes and to sell existing inventory.


                       * Confidential Treatment Requested


                                       6.

                 4.2)     Training.  CVD shall provide adequate sales and
Product training to Medtronic's personnel in San Diego, California, Minneapolis, Minnesota or at such other U.S. location designated by Medtronic for up to ten (10) business days per year during the term of this Agreement, and at a mutually agreeable location in Europe for up to an additional ten (10) business days per year during the term of this Agreement. Each party shall bear its own salary, travel and per diem expenses incurred in connection with providing and receiving such training.

                 4.3)     Literature, Labeling, Manuals and Packaging.  CVD
shall be responsible for all labeling of the Product and shall reasonably cooperate and assist Medtronic in the preparation of Product literature, operations and technical manuals, packaging, and labeling for additional products as designated by Medtronic.

                 4.4)     Information.  CVD shall upon request from time to
time by Medtronic provide Medtronic with all information in CVD's possession reasonably necessary to enable Medtronic to discharge its responsibilities hereunder, and CVD agrees further to consult with and advise Medtronic in matters relating to the performance of the responsibilities of Medtronic hereunder.

                 4.5)     Compliance With Laws and Regulations.  CVD shall be
responsible for compliance with present and future applicable statutes, laws, ordinances and regulations of national, federal, state and local governments now or hereafter in effect relating to its manufacture of Products. Without limitation of the foregoing, CVD represents and warrants to Medtronic that all Products sold and delivered to Medtronic under this Agreement will have been manufactured in accordance with FDA Good Manufacturing Practices and all other applicable manufacturing requirements, and that continually during the term of this Agreement no Products delivered by CVD to Medtronic shall be adulterated or misbranded at the time of delivery within the meaning of the U.S. Food, Drug and Cosmetic Act and regulations thereunder. CVD shall cause Medtronic's regulatory personnel to be provided with reasonable access from time to time to the facilities and records of CVD for the purpose of confirming CVD' compliance with any applicable FDA Good Manufacturing Practices and all other applicable requirements noted in this Section.

                 4.6)     Certifications.  CVD agrees use commercially
reasonable efforts to pursue ISO and CE Mark certifications and approvals on Products as requested by Medtronic. The parties agree to cooperate in the procurement of such certifications and approvals.

                 4.7)     Import Documentation and Government Import Approvals
in the Markets. CVD shall be responsible for obtaining all import licenses and permits as may be required to import the Products into countries as selected by Medtronic in accordance with then prevailing laws and regulations of such countries to the extent the products do not currently have import approval.
All such filings and registrations of the Products shall be in the names of CVD and Medtronic jointly, to the extent feasible, in accordance with prevailing laws and regulations. Medtronic shall cooperate fully with CVD in its efforts to obtain any such approvals.





                                       7.

                 4.8)     MDR Filings.  CVD will be responsible for complying
with the Food & Drug Administration ("FDA") regulations for Medical Device Reporting ("MDR") filings with the FDA. Medtronic will notify CVD of any event which Medtronic deems, in its sole discretion, requires MDR filing. Medtronic will assist CVD with coordinating the MDR filing.

                 4.9)     Regulatory Approvals.  CVD shall have primary
responsibility for obtaining at its expense and in its name any necessary "device" or "medical" regulatory approvals from the U.S. Food and Drug Administration, and applicable regulatory agencies of such other countries in the Markets as Medtronic deems appropriate, prerequisite to the commercial sale of the Products (referred to herein as "Device Approval Efforts"). Such Device Approval Efforts shall include the preparation and filing of any required Investigational Device Exemption, Pre-Market Approval or Section 510(k) filings and the establishment and oversight of any required clinical investigations and clinical follow-up relating to future commercial sale of the Products. Medtronic shall cooperate fully with CVD in its efforts to obtain any such approvals. Medtronic shall be responsible for any incremental costs of such filings to the extent such filings are required by this Agreement or due to changes in Products or labeling requested by Medtronic.

                                   ARTICLE 5
                              ORDERS FOR PRODUCTS
                              -------------------

                 5.1)     Purchase Orders.  Medtronic shall submit purchase
orders for Products to CVD in writing, whether by mail, telecopier, telegram, electronic data interchange ("EDI"), or otherwise, which shall, at a minimum, set forth the product numbers, quantities, delivery dates, and shipping instructions and shipping addresses for all Products ordered. All orders shall be subject to acceptance in accordance with the terms of this Agreement by CVD at its office. Each purchase order shall, upon acceptance by CVD, give rise to a contract between Medtronic and CVD for the sale of the Products ordered and shall be subject to and governed by the terms of this Agreement. The terms and conditions of this Agreement shall so govern and supersede any additional or contrary terms set forth in Medtronic's purchase order or any CVD or Medtronic acceptance, confirmation, invoice or other document unless duly signed by an officer of Medtronic and an executive officer of CVD and expressly stating and identifying which specific additional or contrary terms shall supersede the terms and conditions of this Agreement. All purchase orders shall be submitted at least thirty (30) days in advance of the earliest scheduled delivery date for such order.

                 5.2)     Modification of Orders.  No purchase order shall be
modified or canceled except upon the mutual agreement of the parties. Mutually agreed change orders shall be subject to all provisions of this Agreement, whether or not the change order so states. Notwithstanding the foregoing, any purchase order may be canceled by Medtronic as to any Products which are not delivered within thirty (30) days of the delivery date requested by Medtronic and accepted by CVD, and any such cancellation shall not limit or affect any contract remedies available to Medtronic with respect thereto. Any such cancellation by





                                       8.

Medtronic must be by written notice to CVD given within fifteen (15) business days after such 60th day.

                 5.3)     Delivery Terms.  All deliveries of Products shall be
F.O.B. Medtronic's facility located at San Diego, California, Minneapolis, Minnesota, or Kerkrade, The Netherlands, at Medtronic's request. CVD shall have no further responsibility for Products, and all risk of damage to or loss or delay of Products shall pass to Medtronic, upon their delivery at the aforesaid F.O.B point. All Product deliveries shall be made by a common carrier specified by Medtronic or, in the event that no carrier shall have been specified by Medtronic on or before the date fifteen (15) days prior to the requested shipment date, a common carrier reasonably selected by CVD. CVD reserves all rights with respect to delivered Products which are permitted by law, including, without limitation, the rights of rescission, repossession, resale and stoppage in transit until the amount due from Medtronic with respect to delivered Products has been paid in full.

                 5.4)     Product Changes.  CVD shall not, without reasonable
prior written notice to Medtronic, alter the Specifications for Products used in the manufacture of Products. CVD shall accomplish such changes in a commercially reasonable time frame or as otherwise agreed by the parties in writing.

                 5.5)     Custom Products.  In the event Medtronic is requested
by a customer to provide customized Products, Medtronic shall provide the specifications for the customized Product to CVD. CVD will promptly determine and provide to Medtronic the additional cost, if any, and the feasibility of providing the customized Product. Medtronic will thereafter notify CVD if it intends to provide the customer with the customized Product and place an order.

                 5.6)     Medtronic's Forecasts.  Medtronic agrees to provide
CVD, at least thirty (30) days prior to first Commercial Release in the first market, with a twelve-month forecast indicating Medtronic's forecast purchases of Products during the twelve months following first Commercial Release. Such forecast shall be updated by Medtronic on a quarterly basis (based upon the calendar year) for a rolling successive twelve-month period, which updated forecast must be received by CVD no later than thirty (30) days prior to the first day of each succeeding quarter. Such rolling forecasts by Medtronic shall be used for purposes of facilitating Medtronic's marketing plans and meeting the lead times required by certain of CVD's suppliers, but they are not legally binding on Medtronic except as set forth in Section 5.7.

                 5.7)     Purchase Commitment.  The first three months of each
quarterly forecast provided under Section 5.6 shall be a binding purchase commitment upon Medtronic with regard to volume and Product mix. Except as provided in Article 6.1, the remainder of the forecast for each quarter shall not be legally binding on Medtronic.





                                       9.

                 5.8)     Capacity  -  Preferred Status.  Should CVD be unable
to meet its delivery obligations for any Products, including amounts or delivery dates, Medtronic shall be a preferred customer for delivery of what
Products are available and shall receive [   *   ] ([*]%) of [ * ].  In
addition, should CVD be unable to meet its delivery obligations for Products,
CVD will commit [ * ] ([*]%) of [   *   ] until its delivery obligations to
Medtronic are fulfilled.

                                   ARTICLE 6
                          MINIMUM PURCHASE REQUIREMENT
                          ----------------------------

                 6.1)     Determination of Quota.  During each year of this
Agreement, Medtronic shall purchase at least the quantities of Product (the "Quota") as follows:

                 o Year 1, Medtronic agrees to a Quota of [ * ] ([*]) Products. Medtronic agrees, within 10 days of execution of this Agreement, to issue an irrevocable binding purchase order for [ * ] of Products. Medtronic further agrees during the remainder of Year 1 to issue binding purchase orders for [ * ] subject to the forecast provisions of Article 5.7.

                 o        Year 2, Medtronic agrees to a Quota of the lesser of
                 (a) [ * ] ([*]) [ * ] (as defined in the Supply Agreement between the parties even with the date hereof) or (b) [ * ] ([*]%) of the Quota for the prior year as adjusted pursuant to
                 Article 6.2 of whatever mix is forecasted and ordered by Medtronic. During Year 2, Medtronic agrees to issue binding purchase orders for at least the Quota of Products and/or Components.

                 o        Year 3, Medtronic agrees to a Quota of the lesser of
                 (a) [ * ] ([*]) [ * ] or (b) [ * ] ([*]%) of the Quota for the
                 prior year as adjusted pursuant to Article 6.2 of whatever mix is forecasted and ordered by Medtronic. During Year 3, Medtronic agrees to issue binding purchase orders for at least the Quota of Products and/or Components.

Within thirty (30) days prior to the beginning of Years 2 and 3, Medtronic shall provide written notice to CVD of its election to commit to the Quota purchases for the following year as set forth above. If Medtronic elects not to commit to the Quota, CVD shall have the rights set forth in Article 6.3.


                       * Confidential Treatment Requested


                                      10.

In the event Medtronic's final forecast for any year does not reflect orders equal to the above Quotas, CVD may manufacture and deliver to Medtronic, in addition to orders received, such quantities of Product or Components equal to the difference between the actual orders received from Medtronic and the Quota for such year. The mix of Products and Components provided pursuant to this provision shall be of the same Product and Component mix as is reflected in Medtronic's most recent forecast. Medtronic agrees to purchase such Product and Component to fulfill its commitment obligations under this Article 6.1.

During each annual period of any renewal of this Agreement, Medtronic and CVD shall negotiate a mutually agreed upon and reasonable annual Quota of each Product and/or Component on a worldwide basis. During the Term of this Agreement or any extension thereof, Medtronic shall place orders with CVD for at least the aggregate worldwide Quota of such Product.

                 6.2)     Reductions in Quota.  Notwithstanding Medtronic's
obligations pursuant to Sections 6.1, the worldwide quota for any period shall be reduced (a) in the case of subpart (i) below by an amount equal to 0.5 times the amount of Products not supplied by CVD against purchase orders issued by Medtronic, (b) in the case of subpart (ii) below, by an amount equal to 1.5 times the amount of Product affected by such recall or withdrawal, and (c) in the case of subpart (iii) below, by a pro rata amount of the Quota for the applicable period based upon the number of days of such period which have transpired prior to the removal of the restriction on sale referenced in such subpart:

                 (i) If CVD fails for any reason to deliver ordered Products within thirty (30) days of the date scheduled for delivery thereof (including but not limited to a failure to deliver Products which conform to the then current specifications for the Product) and a further reduction if CVD fails to deliver Products for any additional thirty (30) day period(s) following the initial failure to deliver;

                 (ii) If a Product covered by this Agreement is recalled from the market or withdrawn from sale for reasons of product safety or quality as determined by any applicable governmental authority or by the mutual agreement of the parties; or

                 (iii) If Medtronic is restricted in the sale of Products in such Market by any applicable regulatory authority because approval (including but not limited to U. S. Food, Drug and Cosmetic Act Section 5 1 O(K) authorization or PMA approval) to sell the Product is pending, denied or revoked.

                 6.3)     Termination of Exclusivity.  In the event Medtronic
does not commit in writing under Article 6.1 to purchase the Quota for Years 2 and 3, CVD's exclusive remedy shall be to elect to convert Medtronic's co-exclusive rights to non-exclusive rights. Any election by CVD to so convert (referred to herein as the "Conversion Notice") Medtronic's coexclusive rights to non-exclusive rights must be made in writing by CVD within thirty (30) days following the commitment notice under Article 6. 1. In the event Medtronic's rights hereunder are converted to non-exclusive: (a) the Products included on Exhibit A as of the





                                      11.

date of such conversion shall be frozen and no additional Products or improvements will be provided to Medtronic under this Agreement or the Supply Agreement unless agreed in writing by CVD; and (b) Medtronic may only order such quantity of Product as are required to meet any existing contractual commitments to Medtronic customers until termination of this Agreement or until such contractual commitments terminate, whichever is sooner.

                                   ARTICLE 7
                              PRICES AND PAYMENTS
                              -------------------

                 7.1)     Prices.  Unless and until otherwise mutually agreed
by the parties in writing, the purchase prices per unit of Product to Medtronic under this Agreement shall be as follows:

                          (i) Initial Price. The initial purchase price of Products shall remain in effect for twelve (12) months from the date of Commercial Release (the "Initial Price Period") unless adjusted hereunder. The price for such Product during the Initial Price Period shall be as set forth in Exhibit B attached hereto.

                          (ii) Adjustments to Price. The per unit price of Product after the first twelve months from the date of Commercial Release will be reviewed and adjusted at the end of each twelve (12) month period while this Agreement is in effect as follows:

                                  (a)      If the prices of comparable U.S.
                                           catheter products [ * ] during any
                                           period in which Product is sold (as
                                           determined from IMS surveys or other
                                           reputable industry data surveys),
                                           then Medtronic may request that the
                                           purchase price be adjusted by an
                                           equivalent percentage change.
                                           Provided, such change [ * ] in any
                                           12 month period. Such adjusted price
                                           to apply until further adjusted
                                           pursuant to this paragraph or agreed
                                           by the parties.

                                  (b)      If CVD's cost of manufacture of
                                           Products [ * ] CVD may increase its
                                           prices for Products by providing
                                           Medtronic with at least ninety (90)
                                           days prior written notice; provided
                                           that any price increases [*] of the
                                           price in effect during the
                                           immediately preceding twelve (12)
                                           month period.  CVD shall provide
                                           Medtronic with evidence
                                           substantiating such an increase in
                                           its cost of production or raw
                                           materials of such product.
                                           Increased prices shall not apply to
                                           purchase orders accepted prior to
                                           the effective date of the price
                                           increase unless such orders provide
                                           for delivery, and delivery is in
                                           fact made, more than one hundred and
                                           twenty (120) days after acceptance
                                           of the order.  In the event CVD
                                           increases its price under this
                                           section, Medtronic shall have the
                                           right to adjust its


                       * Confidential Treatment Requested


                                      12.

                                           forecasts and quotas as mutually
                                           agreed by the parties to reflect such
                                           price changes.  Medtronic shall have
                                           the right, no more than once in any
                                           eighteen month period, upon written
                                           notice to CVD and during regular
                                           business hours, to have an
                                           independent representative audit the
                                           relevant books and records of CVD to
                                           verify compliance with this
                                           provision.  The report of such
                                           representative to Medtronic shall be
                                           limited to an opinion that CVD is, or
                                           is not, in compliance with this
                                           provision.

                                  (c) CVD agrees that cost savings or cost reductions made possible due to volume or technological improvements shall be shared with Medtronic and price adjustments shall be made in an amount equal to one-half of such savings or reduction in cost.
                                           Medtronic shall have the right, no
                                           more than once in any eighteen month
                                           period, upon written notice to CVD
                                           and during regular business hours,
                                           to have an independent
                                           representative audit the relevant
                                           books and records of CVD to verify
                                           compliance with this provision.  The
                                           report of such representative to
                                           Medtronic shall be limited to an
                                           opinion that CVD is, or is not, in
                                           compliance with this provision.

                                  (d)      CVD agrees that if Products are
                                           delivered and accepted by Medtronic
                                           more than [*] ([*]) [ * ] after the
                                           scheduled delivery date for such
                                           Products, the price of any such
                                           Products will be [ * ].

                 7.2)     Records.  Medtronic agrees to keep accurate written
records sufficient in detail to enable the purchase volume of each Product to be determined and verified by CVD. Such records for each six-month period subsequent to the Initial Price Period shall be retained by Medtronic for a period of not less than three years after the end of such six-month period.

                 7.3)     Audit of Records.  Upon reasonable notice and during
regular business hours, Medtronic shall from time to time (but no more frequently than once annually) make available the records referred to in
Section 7.2 for audit at CVD's expense by independent representatives selected by CVD to verify the accuracy of the reports provided to CVD. Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to Medtronic prior to conducting such audit. Such representatives may disclose to CVD only its conclusions regarding the accuracy of Medtronic's calculation of the purchase volume of each Product, and shall not disclose Medtronic's confidential business information to CVD without the prior written consent of Medtronic.

                 7.4)     Payment Terms & Advance Payment.  Payments made by
Medtronic for Products purchased hereunder shall be due and payable in full within thirty (30) after the date of receipt by Medtronic. Provided, Medtronic agrees to provide an advance payment of [ * ] ($[*]) within ten (10)


                       * Confidential Treatment Requested


                                      13.

business days from execution of this Agreement. Medtronic's purchases hereunder shall be charged against such advance payment until such payment is depleted. Thereafter, payment shall be made in accordance with the terms hereof.

                 7.5)     Taxes.  Medtronic shall be responsible for and shall
pay, or reimburse CVD for, all taxes, duties, import deposits, assessments and other governmental charges (except net income taxes) which relate to the import of the Products into countries, other than the United States, which are now or hereafter imposed under or by any governmental authority or agency.


                                   ARTICLE 8
                        INSPECTION, WARRANTY AND SERVICE
                        --------------------------------

                 8.1)     Inspection of Product.  Medtronic shall conduct any
incoming inspection tests not later than thirty (30) days after the date of receipt of such shipment at the shipping destination and may reject Products that do not conform substantially with the Specifications. Any Product not rejected by Medtronic by written notice to CVD within such period shall be deemed accepted, with the exception of latent defects not readily observable by Medtronic. In the event of any damage in or to a shipment of Product or in the event any of the Products fail to comply with the then current Specifications for the Product, Medtronic shall report the same to CVD and furnish such written evidence or other documentation as CVD reasonably may deem appropriate. If the substantiating evidence delivered by Medtronic indicates that such damage or non-conformity with Specifications existed at the time of delivery of the Products at the F.O.B. point, Medtronic may return the Products to CVD at CVD's expense, and at Medtronic's request CVD shall use all reasonable efforts to deliver promptly replacement Products to Medtronic in accordance with the delivery procedures set forth herein.

                 8.2)     Warranty.  CVD warrants to Medtronic and to
Medtronic's customers that such Products shall, when delivered at the F.O.B. point, meet the Specifications and shall be free from defects in materials and workmanship, with such warranty to Medtronic's customers running for the period of time stipulated for each Product in Exhibit C, attached hereto, commencing with the date of receipt by Medtronic.

                 8.3)     Limited Warranty.  THE WARRANTIES SET FORTH ABOVE ARE
IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY CVD, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, EXCEPT CVD SHALL ALSO PROVIDE WITH RESPECT TO AN ORDER OF PRODUCT SUCH OTHER ADDITIONAL WARRANTIES, IF ANY, AS CVD CUSTOMARILY PROVIDED TO ITS CUSTOMERS OR END-USERS OF THE PRODUCTS IMMEDIATELY PRECEDING THE DATE OF THIS AGREEMENT. MEDTRONIC'S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF THE FOREGOING WARRANTY SHALL BE ITS RIGHTS UNDER ARTICLE 8.1 OR IF REPLACEMENT IS IMPRACTICAL, REFUND OF THE AMOUNT PAID FOR THE NONCONFORMING PRODUCTS.





                                      14.

                                   ARTICLE 9
                                INDEMNIFICATION
                                ---------------

                 9.1)     CVD's Liability.  CVD shall indemnify, defend and
hold harmless Medtronic and each of its subsidiaries, officers, directors, employees, shareholders and distributors from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) ("Indemnifiable Losses"), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of claims of intellectual property infringement resulting from the distribution and sale of the Products within the Field of Use, but in any event excluding claims relating to: (a) Products or components made in accordance with Medtronic's specifications; (b) Products or components modified by Medtronic after shipment; (c) Products or components combined with other products, processes or materials by Medtronic where the alleged claim relates to such combination; and
(d) matters for which Medtronic is responsible under Section 9.2 below. CVD shall maintain product liability insurance or self-insurance in such amounts as ordinary good business practice for its type of business would make advisable and shall provide Medtronic with evidence of this coverage.

                 9.2)     Medtronic's Liability.  Medtronic shall indemnify,
defend and hold harmless CVD and each of its subsidiaries, officers, directors, employees, shareholders and suppliers from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) ("Indemnifiable Losses"), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of (i) failure to disclose limitations on warranties set forth herein on behalf of CVD or product claims whether written or oral, made or alleged to be made, by Medtronic in its advertising, publicity, promotion, or sale of any Products where such product claims were not provided by or approved by CVD, or (ii) negligent handling by Medtronic of the Product, but in any event excluding matters for which CVD is responsible under Section 9.1 above.

                 9.3)     Third Party Claims.  If a claim by a third party is
made against any indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article 9, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party so long as the failure to give timely notice does not materially adversely





                                      15.

affect the indemnifying party's ability to defend such claim against a third party. The indemnifying party shall be entitled to settle or assume the defense of such claim, including the employment of counsel satisfactory to the indemnified party, as provided below. If the indemnifying party elects to settle or defend such claim, it shall notify the indemnified party within thirty (30) days (but in no event less than twenty (20) days before any pleading, filing or response on behalf of the indemnified party is due) of its intent to do so. If the indemnifying party elects not to settle or defend such claim or fails to notify the indemnified party of its election within thirty
(30) days (or such shorter period provided above) after receipt of the indemnified party's notice of a claim of indemnity hereunder, the indemnified party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder. Regardless of which party is controlling the settlement or defense of any claim, (i) both the indemnified party and indemnifying party shall act in good faith, (ii) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party or of its subsidiaries, (iii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that all fees, costs and expenses of such counsel in an action controlled by the indemnifying party shall be borne by the indemnified party, unless the indemnifying party and indemnified party have different available defenses to such third party claim, in which case such fees, costs and expenses shall be borne by the indemnifying party, (iv) no entry of judgment or settlement of a claim may be agreed to without the written consent of both the indemnified party and the indemnifying party, which consents shall not be unreasonably withheld, and (v) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of such claim pursuant to this Article 9. So long as the indemnifying party is reasonably contesting any such claim in good faith as permitted herein, the indemnified party shall not pay or settle any such claim. The controlling party shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the settlement or defense of any such claim, and timely notices of, and the right to participate pursuant to
(iii) above in any hearing or other court proceeding relating to such claim.

                 9.4)     Cooperation as to Indemnified Liability.  Each party
hereto shall cooperate fully with the other parties with respect to access to books, records, or other documentation within such party's control, if deemed reasonably necessary or appropriate by any party in the defense of any claim which may give rise to indemnification hereunder.

                                   ARTICLE 10
                          TERM, TERMINATION & LICENSE
                          ---------------------------

                 10.1)    Term.  This Agreement shall take effect as of the
date hereof and shall continue in force for a period of three (3) years from the date of first delivery of a Product hereunder unless terminated pursuant to the provisions hereof or extended by mutual agreement of the parties.





                                      16.

                 10.2)    Termination.  Notwithstanding the provisions of
Section 10.1 above, this Agreement may be terminated in accordance with the following provisions:

                 (a) A party may terminate this Agreement by giving notice in writing to the other party if the other party is in breach of any material representation, warranty or covenant of this Agreement and shall have failed to cure such breach within ninety (90) days of receipt of written notice thereof from the first party;

                 (b) A party may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, should the other party become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership or otherwise lose legal control of its business; or

                 (c) A party may terminate this Agreement by giving notice in writing to the other party should an event of Force Majeure preventing performance by such other party continue for more than one hundred eighty (180) consecutive days as provided in
                 Article 11 below.

                 10.3)    Rights and Obligations on Termination.  In the event
of termination of this Agreement for any reason, the parties shall have the following rights and obligations:

                 (a) Termination of this Agreement shall not release either party from the obligation to make payment of all amounts previously due and payable;

                 (b) The terminating party shall have the right, at its option, to cancel any or all purchase orders which provide for delivery after the effective date of termination. CVD hereby acknowledges Medtronic's right to continue to sell Products purchased from CVD to any person or entity until such time as Medtronic's entire inventory of Products is sold; and

                 (c) Without limitation of Section 15.6 hereof, the parties' obligations pursuant to Articles 8, 9, 13 and 14 hereof shall survive termination of this Agreement.

                 (d) Upon termination all rights and licenses granted to Medtronic hereunder shall terminate.

                 10.4)    License of Technology.  In the event CVD is unable,
for any reason, to manufacture or deliver any quantities of any Product for Medtronic hereunder for a period excess of ninety (90) days, CVD agrees that Medtronic shall be automatically granted a nonexclusive, fully paid up, non-sublicensable, worldwide license to all patents, technology and know-how necessary to make, use, or sell the Products for use or benefit of Medtronic. The license shall be for the earlier of the term hereof or until CVD can demonstrate, to Medtronic's satisfaction, its ability to manufacture and deliver Product ordered by Medtronic. Provided, Medtronic's license under this section shall be limited to an annual production of Product no greater than the amount reflected in Medtronic's most recent forecast for the





                                      17.

following twelve (12) month period. Provided further, Medtronic agrees that for any Products manufactured by Medtronic under this paragraph, Medtronic will waive any other remedy with respect to such Product.

                                   ARTICLE 11
                                 FORCE MAJEURE
                                 -------------

                 11.1)    Force Majeure.  "Force Majeure" shall mean any event
or condition, not existing as of the date of signature of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part the performance by one of the parties of its obligations hereunder, such as act of God, act of government, war or related actions, civil insurrection, riot, sabotage, strike, epidemic, fire, flood, windstorm, and similar events.

                 11.2)    Notice.  Upon giving notice to the other party, a
party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure.

                 11.3)    Suspension of Performance.  During the period that
the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

                                   ARTICLE 12
                             INTELLECTUAL PROPERTY
                             ---------------------

                 12.1)    Trademark License.  Medtronic shall have a
non-exclusive, non-sublicenseable license to use all trademarks, trade names and logotypes of CVD relating to the Products in connection with the sale or other distribution, promotion, advertising and/or maintenance of the Products. Medtronic agrees to use and protect CVD's trademarks to the same extent and in the same manner that it uses and protects its own intellectual property and to comply with all reasonable quality control guidelines provided by CVD with respect to such trademarks. Medtronic shall acquire no right, title or interest in such CVD trademarks, trade names and logotypes, other than as provided for above, and Medtronic shall not use any CVD trademarks, trade names and logotypes as part of Medtronic's corporate or trade name or permit any third party under Medtronic's control to do so without the prior written consent of CVD. Medtronic shall in addition have the right to promote and sell the Products under trademarks, trade names and logotypes of Medtronic selected by Medtronic, which trademarks, trade names and logotypes shall be and shall remain the property of Medtronic.





                                      18.

All rights under this Section 12.1 shall terminate upon termination of this Agreement under Article 10, subject to Section 10.3(b).

                 12.2)    Ownership.  CVD owns and retains all right, title,
and interest in and to all Intellectual Property used in the research, design, development, manufacture or sale of the Products (the "CVD Intellectual Property"). To the knowledge of CVD, the CVD Intellectual Property is valid and has not been challenged in any judicial or administrative proceeding. Neither any shareholder, employee or consultant of CVD or its Affiliates (or the employer of any such consultant) has any rights in or to any of the CVD Intellectual Property. To the knowledge of CVD, no person or entity nor such person's or entity's business or products has infringed, misused, misappropriated or conflicted with the CVD Intellectual Property or currently is infringing, misusing, misappropriating or conflicting with the CVD Intellectual Property. CVD has the right and authority to enter into this Agreement.


                                   ARTICLE 13
                       IDEAS, INVENTIONS & PATENT RIGHTS
                       ---------------------------------

                 13.1)    Protect Licensed Know-How.  CVD and Medtronic each
agree to maintain the confidentiality of all non-public information regarding the Product, including but not limited to the status of any patent applications relating to the same.

                 13.2)    Protection of Product Technology and Improvements.
During the term of this Agreement, CVD shall promptly inform Medtronic of any invention, improvement, upgrading or modification relating to the Products. CVD agrees to reasonably protect the Products by, if appropriate in CVD's reasonable judgment, obtaining and maintaining appropriate patent rights as recommended by reputable patent counsel.

                 13.3)    Ownership of Intellectual Property.   All
Intellectual Property of Medtronic existing on the Effective Date, and any Intellectual Property developed solely by employees of, or consultants (other than CVD and its employees or consultants) working for, Medtronic in the course of this Agreement, shall be and remain the property of Medtronic. All Intellectual Property of CVD existing on the Effective Date, and any Intellectual Property developed solely by employees of, or consultants working for, CVD in the course of this Agreement, shall be the property of CVD and Medtronic shall not acquire any rights therein except as may be provided pursuant to a license agreement. Any Intellectual Property developed jointly by employees or consultants of Medtronic and CVD in the course of this Agreement ("Joint Inventions") shall be jointly owned by Medtronic and CVD, with each party having an undivided interest therein.

                 13.4)    Prosecution of Patents on Joint Inventions.  If
either CVD or Medtronic proposes to file an application for any U.S. or foreign patent, copyright registration, or any continuation or modification thereof, with respect to any Joint Invention, then such party proposing to file such registration ("the first party") shall notify the other party ("the second party") in writing and the parties shall mutually agree upon those territories in which to file for such protection. All such filing shall be in the name of CVD and Medtronic and shall name the appropriate inventors





                                      19.

from each party. The parties shall share the filing and prosecution costs on an equal basis. If the second party elects not to participate in such action, the first party shall be entitled to control such action

                 13.5)    Employees and Consultants.  Each party shall ensure
that all employees, consultants and third parties who perform any portion of its obligations under this Agreement have entered into written agreements whereby such employee, consultant, or third party either assigns all ownership rights, or grants an exclusive worldwide fully-paid license (with the right to sublicense), in any inventions or discoveries made or developed by such employee, consultant or third party in the course of such development work. Each party shall provide copies of such agreements to the other upon request.

                 13.6)    Prosecution of Infringement of Patent Technology.

                 (a) Each of Medtronic and CVD shall promptly notify the other if it knows or has reason to believe that rights to the Product are being infringed or misappropriated by a third party within the Field of Use or that such infringement or misappropriation is threatened. CVD shall, after learning of and investigating such alleged infringement or misappropriation, send notice to Medtronic electing to do one of the following: (i) prosecute such alleged infringement or misappropriation for CVD's own account; (ii) offer Medtronic the choice of participating in such prosecution, or (iii) decline to prosecute such alleged infringement or misappropriation.

                 (b) In the event CVD elects to prosecute such alleged infringement or misappropriation for its own account pursuant to (a)(i) above, CVD shall be solely responsible for payment of all of its own costs of prosecution and of negotiating settlement, and shall retain all proceeds from such prosecution. CVD shall have the right to join Medtronic as a party plaintiff to any such proceeding if CVD believes it is necessary to successfully prosecute such infringement or misappropriation. Medtronic shall cooperate, at CVD's expense, in connection with the initiation and prosecution by CVD of such suit.

                 (c) In the event CVD offers Medtronic the choice of participating in such prosecution pursuant to (ii) above, upon receipt of CVD's notice, Medtronic shall have 30 calendar days in which to notify CVD in writing of Medtronic's election to participate in the prosecution of such alleged infringement. If Medtronic elects to participate, Medtronic shall be obligated to pay its own costs and expenses incurred by it in such prosecution and shall be entitled to receive 50 percent of all proceeds realized from CVD's and Medtronic's prosecuting of such matter.

                 (d)      In the event CVD elects not to prosecute pursuant to
                 (iii) above, Medtronic shall be entitled to prosecute such alleged infringement for its own account, shall be solely responsible for all costs of prosecution and for negotiating settlement, and shall retain all proceeds from such prosecution. Medtronic shall have the right at its own expense to join CVD as a party plaintiff to any such proceeding if Medtronic believes it is necessary to successfully prosecute such infringement. CVD shall cooperate in connection with the initiation and prosecution by Medtronic of such suit.





                                      20.

                                   ARTICLE 14
                            LIMITATION OF LIABILITY
                            -----------------------

                 14.1)    Limitation of Damages.  NOTWITHSTANDING ANYTHING ELSE
IN THIS AGREEMENT OR OTHERWISE, CVD SHALL NOT BE RESPONSIBLE OR LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT OR ANY PRODUCT ORDER RELATED THERETO UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY AMOUNTS IN EXCESS, IN THE AGGREGATE, OF THE AMOUNTS PAID TO CVD FOR PRODUCTS HEREUNDER.


                                   ARTICLE 15
                                 MISCELLANEOUS
                                 -------------

                 15.1)    Non-Disclosure.  Except as permitted or required for
performance by the party receiving such Confidential Information of its rights or duties hereunder, for a period of five (5) years after receipt thereof, each party agrees (i) not to disclose or use any Confidential Information of the other party obtained in connection with the performance of this Agreement, and
(ii) not to disclose or provide any of such Confidential Information of the other party to any third party and to take appropriate measures to prevent any such disclosure by its present and future employees, officers, agents, subsidiaries, or consultants.

                 15.2)    Relationship.  This Agreement does not make either
party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

                 15.3)    Assignment.  This Agreement shall be binding upon and
inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided, that (i) the rights and obligations of CVD herein may not be assigned except to any person who succeeds to substantially all of the stock, assets and/or business of CVD, and (ii) the rights and obligations of Medtronic herein may not be assigned except to any person who succeeds to substantially all of that portion of Medtronic's business to which this Agreement relates.

                 15.4)    Complete Agreement.  The Exhibits to this Agreement
shall be construed as an integral part of this Agreement to the same extent as if they had been set forth verbatim herein. This Agreement and the Exhibits hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.





                                      21.

                 15.5)    Governing Law.  This Agreement shall be governed by
and interpreted in accordance with the laws of the State of Minnesota, including all matters of construction validity, performance and enforcement, without giving effect to principles of conflict of laws.

                 15.6)    Survival.  All of the representations, warranties,
and covenants made in this Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, shall survive such termination and continue thereafter in full force and effect.

                 15.7)    Waiver, Discharge, Amendment, Etc.  The failure of
any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto.

                 15.8)    Counterparts.  This Agreement may be executed in any
number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

                 15.9)    Titles and Headings Construction.  The titles and
headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

                 15.10)   Benefit.  Nothing in this Agreement, expressed or
implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                 15.11)   Notices.  All notices or other communications to a
party required or permitted hereunder shall be deemed given if in writing and delivered personally or sent by telecopy (with confirmation of transmission) or certified mail (return receipt requested) to such party at the following addresses (or at such other addresses as shall be specified by like notice):

if to Medtronic to:

                 Medtronic Interventional Vascular
                 9410 Carroll Park Drive
                 San Diego, CA 92121
                 Attention: General Manager
                 FAX (619) 453-0637





                                      22.

with a copy to:

                 Medtronic, Inc.
                 7000 Central Avenue N.E.
                 Minneapolis, MN 55432
                 Attention: Vice President, Corporate Development FAX (612) 572-5404

if to CVD to:

                 Cardiovascular Dynamics, Inc.
                 13900 Alton Parkway, Suite 122
                 Irvine, California 92718
                 Attention: President & CEO
                 FAX (714) 457-9561

Medtronic or CVD may change their respective above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail).

                 15.12)   Illegality.  In case any provision of this Agreement
shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                 15.13)   Public Announcement.  Each of the parties to this
Agreement hereby agrees with the other parties hereto that, except as may be reasonably required to comply with the requirements of applicable law, the New York Stock Exchange, or NASDAQ, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by Medtronic and CVD. The foregoing shall not restrict Medtronic's or CVD's communications with employees or customers.

                 15.14)   Execution of Further Documents.  Each party agrees to
execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably require to fully secure and/or evidence the rights or interests herein.

                 15.15)   Transaction Approvals.  This Agreement and its
effectiveness are contingent and conditioned upon the approval of Medtronic's and CVD's appropriate management authorities (including, if required, the approval of the Board of Directors, which approval may be granted or denied in the discretion of the Board of Directors). If the foregoing condition is not satisfied within ten business days of the date hereof, then this Agreement shall be null and void in all respects.





                                      23.

                 15.16)   Designated Contact.  The designated manager contact
for communication under this agreement shall be James L. Pacek, Vice President of Marketing, for Medtronic and Jeff O'Donnell, Vice President of Marketing, for CVD. The designated contacts of the parties shall meet from time to time to discuss the performance of this agreement, adding additional products to the Agreement, and opportunities for additional collaboration between the parties.

                 IN WITNESS WHEREOF, each of the parties has caused this OEM Agreement to be executed in the manner appropriate to each, as of the date first above written.

                                       CARDIOVASCULAR DYNAMICS, INC.


                                       By       /s/ Michael R. Henson
                                           ---------------------------------
                                       Its     Chairman
                                           ---------------------------------

                                       Dated:   July 15, 1996
                                              ------------------------------


                                       MEDTRONIC, INC.


                                       By       /s/ B. Kristine Johnson
                                           ---------------------------------
                                       Its     President Vascular
                                           ---------------------------------

                                       Dated:   July 15, 1996
                                              ------------------------------

EXHIBITS:        A - List of Products
                 B - Initial Prices
                 C - Warranty Periods
                 D - CVD Distributors





                                      24.

                                 OEM AGREEMENT



                                   EXHIBIT A

Products Included:
- ------------------

                                A              B              C              D
    --------------------------------------------------------------------------------
                               FACT           CAT            ARC           LYNX
    --------------------------------------------------------------------------------
       Balloon Size           [ * ]          [ * ]          [ * ]          [ * ]
           (mm)
    --------------------------------------------------------------------------------
      Balloon Lengths         [ * ]          [ * ]          [ * ]          [ * ]
           (mm)
    --------------------------------------------------------------------------------
       Focal Lengths           [ * ]         [ * ]          [ * ]          [ * ]
           (mm)
    --------------------------------------------------------------------------------
         Rail/OTW              OTW           Rail            OTW           Rail
    --------------------------------------------------------------------------------
    Primary Indication:
    --------------------------------------------------------------------------------
      Stent Delivery            X              X                             X
    --------------------------------------------------------------------------------
           PTCA                                               X
    --------------------------------------------------------------------------------
         Projected
       Availability:
    --------------------------------------------------------------------------------
           U.S.                now            n/a           [ * ]           n/a
    --------------------------------------------------------------------------------
            ROW                now            now           [ * ]          [ * ]
    --------------------------------------------------------------------------------

*  CVD currently developing [*] balloon sizes for 1997 availability.
*  CVD developing [*] and [*] balloon lengths with [*] and [*] focal lengths.

Detailed Specifications for Products to be provided by CVD will be agreed to by the parties and attached hereto and incorporated herein by reference.

Regulatory approvals and/or clinical use testing may be required for all products not released on July 15, 1996. During the ninety (90) days following the projected availability dates, CVD will provide to Medtronic quantities of up to [*] catheters per month or such larger quantities as may be mutually agreed by the parties.

Attached hereto is a non-binding summary of Products (including the products listed above) intended by the parties to be available in the second and third year of this Agreement.


                       * Confidential Treatment Requested

                                 OEM AGREEMENT



                                   EXHIBIT B


Initial Product Pricing:
- ------------------------

ALL CATHETERS on EXHIBIT A:
- ---------------------------

         QUANTITY*                         PRICE/UNIT
         [*]                               $ [*]

         [*]                               $ [*]

* The quantities reflected are annual quantities.


                       * Confidential Treatment Requested

                                 OEM AGREEMENT

                                   EXHIBIT C


Warranty Periods:
- -----------------


Catheters

                                 OEM AGREEMENT


                                   EXHIBIT D


CVD Distributors, Territories & RI-IM (Exclusive or Non-exclusive):
- -------------------------------------------------------------------

Territories Where Medtronic is Co-Exclusive with CVD Direct Sales

                 o        United States
                 o        Belgium
                 o        Brazil
                 o        Canada
                 o        Denmark
                 o        Finland
                 o        France
                 o        Hong Kong
                 o        Israel
                 o        Luxembourg
                 o        Malaysia
                 o        Netherlands
                 o        Norway
                 o        Puerto Rico
                 o        Saudi Arabia
                 o        Singapore
                 o        Sweden
                 o        Thailand

                 Any other country without a distribution agreement effective prior to July 1, 1996.


Countries where CVD has Distributor Relationship
- ------------------------------------------------

                 o        Germany
                 o        Italy
                 o        Japan
                 o        Spain
                 o        United Kingdom

                 As long as these distribution agreements remain in effect, Medtronic may sell Focal technology only if it is a sub-assembly of or prepackaged with a Medtronic product that also contains patented technology.